                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)

                                  April 18,2000

                              PUMA TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

           0-21709                                      77-0349154
    ----------------------                --------------------------------------
    (Commission File No.)                  (IRS Employer Identification Number)


                          2550 North First Street, #500
                           San Jose, California 95131

                    (Address of Principal Executive Offices)

                                 (408) 321-7650
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

Item 5. OTHER EVENTS



This Current Report on Form 8-K is to file the Supplementary Consolidated Financial Statements, Selected Supplementary Consolidated Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, and Supplementary Consolidated Financial Statements with respect to the acquisition of NetMind Technologies, Inc.("NetMind") by Puma Technology ("the Company"), which acquisition was closed on February 24, 2000. Pursuant to an Agreement and Plan of Merger and Reorganization dated December 8, 1999, the Company acquired all of the outstanding capital shares and assumed all of the outstanding stock options and warrants of NetMind in exchange for approximately 8,808,000 shares of the Company's common stock and options and warrants to acquire approximately 1,192,000 shares of the Company's common stock. The acquisition is being accounted for as a pooling of interests transaction. Accordingly, the financial statements and other financial data reflect the Company's financial position and results of operations as if NetMind was a wholly owned subsidiary of the Company since inception.

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
        EXHIBITS

        (a)  Exhibits.

              23.1 Consent of Independent Accountants

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                           Puma Technology, Inc.



  Date: April 18, 2000



                           By   /s/ Kelly Hicks

                              ---------------------------------------------

                           Kelly Hicks, Vice President of Operations

                           and Chief Financial Officer

                           (Principal Accounting and Financial Officer)

                           PUMA TECHNOLOGY, INC.
                            TABLE OF CONTENTS



                                                                       PAGE
Supplementary Selected Financial Data                                     4

Supplementary Management Discussion and Analysis                          5

Supplementary Consolidated Balance Sheets                                17

Supplementary Consolidated Statements of Operations                      18

Supplementary Consolidated Statement of Stockholders' Equity             19

Supplementary Consolidated Statements of Cash Flows                      21

Notes to Supplementary Consolidated Financial Statements                 22

Report of Independent Accountants                                        36

23.1 Consent of Independent Accountants                                  37



                                          SUPPLEMENTARY SELECTED CONSOLIDATED FINANCIAL DATA

                                          Six Months Ended                                          Years Ended July 31,

Consolidated Statement of Operations Data      1/31/2000         1999          1998           1997           1996         1995
--------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)

Revenue                                         $13,773       $ 20,723       $22,341        $15,633        $ 7,716      $   860
--------------------------------------------------------------------------------------------------------------------------------

Cost and operating expenses                      22,695         29,704        26,408         15,529          9,693        2,997
--------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                          (8,922)        (8,981)       (4,067)           104         (1,977)      (2,137)
Other income, net                                 2,240          3,868         1,077            820             85           71
Income (loss) before income taxes                (6,682)        (5,113)       (2,990)           924         (1,892)      (2,066)
Provision for income taxes                         (358)          (715)       (1,164)          (831)          (509)         (80)
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                (7,040)        (5,828)       (4,154)            93         (2,401)      (2,146)

Accretion of mandatorily redeemable convertible
preferred stock to redemption value              (3,300)        (4,238)        ----             ----         ----         ----
--------------------------------------------------------------------------------------------------------------------------------

Net loss attributable to common shareholders   $(10,340)      $(10,066)      $(4,154)       $     93       $(2,401)     $(2,146)

Basic net income (loss) per share                $(0.32)      $  (0.34)      $ (0.15)       $   0.00       $ (0.41)       (0.37)

Diluted net income (loss) per share              $(0.32)      $  (0.34)      $ (0.15)       $   0.00       $ (0.41)     $ (0.37)
--------------------------------------------------------------------------------------------------------------------------------
                                                                             July 31,


Consolidated Balance Sheet Data                 1/31/2000        1999           1998           1997          1996        1995
--------------------------------------------------------------------------------------------------------------------------------
 (In thousands)

Cash, cash equivalents and
short-term investments                           $23,876      $ 28,516       $ 21,091       $ 21,180       $   982      $ 2,500
Total assets                                      47,837        37,122         30,745         29,530         4,004        2,948
Long-term obligations                                452            --             41             66           961           16
Total stockholders' equity                        23,694        18,201         25,824         26,242           653        1,886






Summary Quarterly Data
--------------------------------------------------------------------------------------------------------------------------------
Three Months Ended,           Jan 31,     Oct. 31,      July 31,    April 30,     Jan 31,      Oct 31,     July 31,    April 30,
(in thousands, except          2000        1999           1999        1999         1999         1998         1998        1998
--------------------------------------------------------------------------------------------------------------------------------
per share data)

Revenue                     $  7,361      $  6,412     $  5,946    $  5,370      $  4,907     $   4,500   $   4,621    $  6,755
Cost and operating
expenses                      10,454        12,241        7,054       6,867         7,897         7,886       8,907       6,176
Operating income (loss)       (3,093)       (5,829)      (1,108)     (1,497)       (2,990)       (3,386)     (4,286)        579
Net income (loss)             (2,285)       (4,755)        (239)       (567)       (2,827)       (2,195)     (4,376)        403
Accretion of mandatorily
redeemable convertible
preferred stock to
redemption value              (1,765)       (1,535)      (2,700)     (1,384)         (154)       ----        ----         ----
Net loss attributable
to common shareholders      $ (4,050)     $ (6,290)    $ (2,939)   $ (1,951)     $ (2,981)    $ (2,195)   $ (4,376)    $    403
Basic net income (loss)
per share                   $  (0.12)     $  (0.20)    $  (0.10)   $  (0.07)     $  (0.10)    $  (0.08)   $  (0.16)    $   0.01
Diluted net income
(loss) per share            $  (0.12)     $  (0.20)    $  (0.10)   $  (0.07)     $  (0.10)    $  (0.08)   $  (0.16)    $   0.01


              SUPPLEMENTARY MANAGEMENT'S DISCUSSION AND ANALYSIS

ACQUISITION OF NETMIND TECHNOLOGIES, INC. On February 24, 2000, the Company completed its acquisition of NetMind, which has been accounted for as a pooling of interests, pursuant to the terms of the Agreement and Plan of Reorganization, dated December 8, 1999. The Company issued approximately 8,808,000 shares of PUMA Common Stock in the acquisition and assumed options and warrants that can be exercised for approximately 801,000 and 391,000 shares of PUMA Common Stock respectively. The Supplementary consolidated financial statements give retroactive effect to the acquisition. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company and its subsidiaries after financial statements covering the date of consummation of the business combination are issued.

The results of operations previously reported by the separate companies and the combined amounts in the accompanying Supplementary consolidated financial statements are summarized below (in thousands).


                      Six Months Ended January 31,                           Years Ended July 31,
                     ------------------------------                         ----------------------
                           2000          1999                        1999          1998             1997
                           ----          ----                        ----          ----             ----
                              (Unaudited)

Revenue:

       Puma               $13,308      $ 9,154                     $20,043        $22,308         $15,629

       NetMind                465          253                         680             33               4
                         ---------    --------                   ---------      ---------       ---------

Combined                  $13,773      $ 9,407                     $20,723        $22,341         $15,633
                         =========    ========                   =========      =========       =========


Net income (loss):

       Puma               $(3,092)     $(3,469)                    $(1,676)       $(2,699)        $   660

       NetMind             (3,948)      (1,553)                     (4,152)        (1,455)           (567)
                         ---------    ---------                  ---------      ---------       ---------

Combined                  $(7,040)     $(5,022)                    $(5,828)       $(4,154)        $    93
                         ========     ========                   =========      =========       ==========



The Company estimates that it will incur approximately $6,500,000 in acquisition-related charges, principally in the fiscal third quarter ending April 30, 2000. These charges include direct transaction costs primarily for financial advisory services, legal and consulting fees and costs associated with combining the operations of the two companies.

Prior to the acquisition, NetMind's fiscal year ended on December 31. The consolidated financial statements for the six months ended January 31, 2000 and 1999 and for the years ended July 31, 1999, 1998, and 1997 reflect the results of operations of PUMA for the six months ended January 31, 2000 and 1999 and for the years ended July 31, 1999, 1998, and 1997 combined with the results of operations of NetMind for the corresponding periods.

OVERVIEW    Puma Technology, Inc. ("Puma" or "the Company") develops, markets and supports mobile device management and synchronization software, enabling consumers, mobile professionals and information technology officers to harness the full capabilities of handheld computers, smart phones, and other wireless personal communication platforms. The Company currently has six primary families of products: its Intellisync-Registered Trademark- family of products, which performs advanced data synchronization from handheld devices to personal computers; its Intellisync Anywhere-TM- server product, which performs advanced data synchronization from handheld devices to corporate groupware messaging servers; its Intellisync Software Development Kit ("SDK"), which enables customers to develop translators for both applications and devices, which can then be incorporated into the Company's product offerings; its Satellite Forms-TM- product, which is a visual rapid application development tool for devices based on the Palm Computing-Registered Trademark- platform; its TranXit-Registered Trademark-family of products, which supports infrared connectivity, and its Intellisync for Notebooks family of products, which combines infrared connectivity with advanced data synchronization.

Intellisync software is used for advanced synchronization of calendar, e-mail, contact and task data between PCs and popular handheld computers, smart phones and smart pagers. Intellisync software is currently distributed directly to the end user and through the Company's retail distribution channel, Web store, and fulfillment house, and is bundled with products offered by certain handheld device manufacturers.

Introduced in the second quarter of fiscal 1999, Intellisync Anywhere is a server-based solution that provides secure, reliable synchronization of e-mail and personal information manager ("PIM") data to mobile devices both in connected and wireless environments. The Company is currently working on expanding Intellisync Anywhere to include support for Lotus Domino, Novell Groupwise and to incorporate its Satellite Forms functionality.

The Intellisync SDK is primarily licensed directly to both hardware and software manufacturers to enable their products to operate with Intellisync software.

Satellite Forms is a visual development tool that enables developers to create complete applications for the Palm Computing platform -- without programming. These integrate tightly with corporate data stored in Microsoft Access, Oracle, DB2, Lotus Notes and others.

TranXit and Intellisync for Notebooks software is licensed primarily to original equipment manufacturer ("OEM") customers, which are primarily makers of laptop computers. These OEM customers license the Company's software for inclusion in their laptop computers to enable infrared connectivity ("IR") and advanced data synchronization from the laptop back to desktop computers. These OEM customers include the Company's software in their products during the manufacturing process and for each device shipped, the Company earns a royalty. Royalties are typically paid to the Company based on actual usage or forecasted volume, although certain contracts contain fixed royalties regardless of volume, for a given time period.

In October 1999, we acquired ProxiNet, Inc. a startup company involved in the development of software, enabling users of handheld devices to connect to the Internet. We are in the process of combining our synchronization technology with ProxiNet's web connectivity technology, and we expect to announce product offerings in the near future.

NetMind's product deliver scalable software applications that integrate user-driven personalization technologies into the Internet infrastructure. The products include Mind-it Enterprise Minder and Minder for partners. These products are highly scalable, software solutions that detect specific relevant changes in free-form content on the worldwide web that then promptly notifies users about what information has changed, by how much, and when.

On February 23, 2000, we announced a two-for-one stock split in the form of a stock dividend. The record date for the stock split was March 8, 2000, and the payment date was March 22, 2000. The share numbers set forth in this Form 8K reflect the effect of the announced stock split.

This Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements regarding future events or the future performance of the Company that involve certain risks and uncertainties. In this report, the words "anticipate(s)," "believe(s)", "expect(s)", "intend(s)", "future" and similar expressions identify forward-looking statements. Actual events or the actual future results of the Company may differ materially from any forward-looking statements due to such risks and uncertainties. The Company assumes no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking assumptions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RESULTS OF OPERATIONS

All historical financial information and analysis have been restated to reflect the acquisition of NetMind Technologies, Inc. on February 24, 2000, which was accounted for as a pooling of interests (see Note 1 of Notes to Consolidated Financial Statements).

The following table sets forth, as a percentage of revenue, certain consolidated statements of operations data for the periods indicated (after giving effect to rounding). These operating results are not necessarily indicative of the results for any future period.


SIX MONTH PERIOD ENDED JANUARY 31, 2000

REVENUE   We derive revenue from two primary sources: software licenses and fees for service, which include customer-funded engineering services and amortization of maintenance contract programs. Revenue was $13,773,000 in the six-month period ended January 31, 2000 as compared to $9,407,000 in the comparable period in fiscal 1999. Revenue increased 46% in the first six months of fiscal 2000 as compared to the same period in fiscal 1999. The majority of the increase is attributable to sales growth in our Intellisync products to both retail and corporate customers. Sales of our Software Development Kit ("SDK") have also increased substantially.

LICENSE REVENUE   License revenue is earned from the sale of software products and royalty agreements with OEMs. License revenue was $12,547,000 in the first six months of fiscal 2000 as compared to $8,776,000 in the same period in fiscal 1999. Our license revenues increased for Software Development Kits, IntelliSync, Satellite Forms and Intellisync Anywhere products. These increases were offset by declining revenues in the Intellisync for Notebook and TranXit products. Deferred revenue was $4,666,000 at January 31, 2000, as compared to $3,989,000 at July 31, 1999. This represented an increase of 17%, which is attributable to revenues related to our SDK and Intellisync Gold and Intellisync Anywhere products.

OEM revenue continues to represent a significant portion of our revenue. OEM revenue was $6,032,000 in the first six months of fiscal 2000 as compared to $4,963,000 in the same period in fiscal 1999. This represented 44% and 53% of our revenue in the first six months of fiscal 2000 and fiscal 1999, respectively. Toshiba accounted for approximately 9% and 17% of our revenue in the first six months of 2000 and 1999 respectively, and no other customer accounted for more than 10% of our revenue. Although several OEMs are subject to certain contractual minimum purchase obligations, there can be no assurance that any particular OEM will satisfy the obligation. In addition, we believe that the percentage of revenue derived from OEMs may fluctuate in future periods since the distribution channels used by us for our existing and future products are subject to change.

International revenue continues to represent a significant portion of our revenue. International revenue was $4,455,000 in the first six months of fiscal 2000 as compared to $3,670,000 in the same period in fiscal 1999. International revenue represented approximately 32% and 39% in the first six months of fiscal 2000 and 1999, respectively. We expect that international revenue will continue to represent a significant portion of our revenue for the foreseeable future.

SERVICE REVENUE Service revenue is derived from fees for services, including customer-funded engineering projects and amortization of maintenance contract programs. Service revenue was $1,194,000 in the first six months of fiscal 2000 as compared to $631,000 in the same period in fiscal 1999. The 89% increase in service revenue was primarily due to an increased number of customer-funded engineering service projects for software development and increased maintenance revenue.

COST OF REVENUE Cost of revenue consists primarily of packaged product costs, including product media and duplication, manuals, packing supplies, shipping expenses and personnel related costs incurred under customer-funded software development agreements. Our cost of revenue is affected by the mix between our revenue sources such as royalties, site licenses, packaged products, customer-funded engineering contracts and sales and fulfillment via our Web site. Additionally, our cost of revenue is affected by the mix between our various distribution channels and is also affected by the mix between geographies such as the United States, Japan and Europe. In general, increased revenue contribution from royalties, site licenses and fulfillment via our web site will have a favorable impact on cost of revenue as compared to other sources of revenue since the cost of sales associated with these sources tend not to be significant.

COST OF LICENSE REVENUE Cost of license revenue consist primarily of packaged product costs including product media and duplication, manuals, packing supplies, shipping expenses and, in certain transactions, royalties paid to certain vendors. Cost of license revenue as a percentage of license revenue was 4% in the first six months of fiscal 2000 as compared to 10% in the same period in fiscal 1999. The decrease in fiscal 2000 cost of license revenue as percentage of license revenue was primarily due to increased site licensing and SDK sales, which have negligible product costs.

COST OF SERVICE REVENUE Cost of service revenue primarily represents personnel related costs incurred for development work under customer funded software development agreements. Cost of service revenue as a percentage of service revenue represented 89% in the first six months of fiscal 2000 as compared to 55% in the same period in fiscal 1999.

RESEARCH AND DEVELOPMENT Research and development expenses consist primarily of salaries and other related expenses for research and development personnel, quality assurance personnel, product localization, fees to outside contractors and the cost of facilities and depreciation of capital equipment. We invest in research and development both for new products and to provide continuing enhancements to existing products. Research and development expenses decreased by 4% to $6,593,000 in the first six months of fiscal 2000 as compared to $6,866,000 in the same period in fiscal 1999. Research and development represented approximately 48% of total revenue the first six months of fiscal 2000, and 73% of total revenue in the comparable period in fiscal 1999. The absolute dollar year over year decrease in research and development expenses in the first six months of fiscal 2000 as compared to the same period in fiscal 1999 was primarily due a consolidation of engineering in our east coast facility, which lowered engineering cost over the past year. We do expect that research and development costs will increase in the future as we merge with the NetMind engineering and continue development of the Intellisync and NetMind product initiatives. We also project that research and development expenses may fluctuate from quarter to quarter both in absolute dollars as well as a percentage of revenue, depending upon the status of various development projects.

Research and development costs have been expensed as incurred. Statement of Financial Accounting Standards No. 86 requires capitalization of certain software development costs once technological feasibility is established. We define establishment of technological feasibility at the point that product reaches beta. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all of these software development costs have been insignificant and expensed as incurred.

SALES AND MARKETING Sales and marketing expenses consist primarily of salaries, commissions, promotional expenses and other related expenses of sales, marketing and technical support personnel. Sales and marketing expenses increased by 38% to $6,460,000 from $4,691,000 in the first six months of fiscal 2000. Sales and marketing expenses represented approximately 47% and 50% of total revenues in the first six months of fiscal 2000 and fiscal 1999, respectively. Sales and marketing expenses increased in absolute dollars in the first six months of fiscal 2000, primarily due to the expansion of our sales and marketing force, related travel and entertainment expenses and increased marketing activities in an effort to expand our customer base and channel presence. We expect that sales and marketing expenses will increase in the remainder of fiscal 2000 as we continue to expand our direct sales force in the United States to support the sales of our personal and server-based products to corporations, expand the sales of our NetMind products, as well as expand our presence in Europe.

GENERAL AND ADMINISTRATIVE General and administrative expenses consist primarily of salaries and other related expenses of administrative, executive and financial personnel and other outside professional fees. General and administrative expenses increased marginally to $1,998,000 in the first six months of fiscal 2000, from $1,986,000 the comparable period in fiscal 1999. General and administrative expenses represented approximately 15% of total revenues in the first six months of fiscal 2000 and 21% of total revenues in the comparable period in fiscal 1999. The increases in absolute general and administrative spending in the first six months of fiscal 2000 were primarily due to increased personnel costs of the combined Puma and Netmind management team as well as additional legal fees and other administrative costs.

IN PROCESS RESEARCH AND DEVELOPMENT In the first quarter of fiscal 2000 we recorded a charge of $4,218,000 for in-process research and development associated with the acquisition of ProxiNet. The ProxiNet acquisition has been accounted for as a purchase. The total purchase price of approximately $17,384,000 (including liabilities of $2,070,000), was assigned, based on independent appraisal, to the fair value of the assets acquired, including $676,000 to tangible assets acquired, $3,378,000 to identified intangible assets, $4,218,000 to in process research and development, and $9,112,000 to goodwill. The in-process research and development was expensed at the acquisition date.

The value assigned to acquired in-process research and development was determined by identifying research projects in areas for which technology feasibility had not been established as of the acquisition date. These include projects for ProxiWare and ProxiWeb technology. The value was determined by estimating the revenue contribution and the percentage of complete of each of these products. The projects were deemed to be 55% complete on the date of acquisition. The net cash flows were then discounted utilizing a weighted average cost of capital of 27.5%. This discount rate takes into consideration the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology, and the uncertainty of technological advances that could potentially impact the estimates described above. Revenues were projected to be generated in fiscal 2000 for the products in development at the acquisition date. If these projects are not successfully developed our future revenues and profitability may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

AMORTIZATION OF INTANGIBLES Amortization of intangibles consists of amortization of acquired intangibles. Intangible expense increased 284% to $909,000 in the first six months of fiscal 2000 from $237,000 for the same period in the comparable fiscal period. The increase resulted from our acquisition of ProxiNet.

NON-CASH STOCK COMPENSATION EXPENSE For the first six months of fiscal 2000 Non-cash stock compensation increased to $875,000 from $23,000 in the comparable period in fiscal 1999. These expenses are for stock options that were deemed to have been granted at a price less than market value. These charges are being amortized on a straight-line basis over the vesting period of the options.



RESTRUCTURING In the first quarter of fiscal 1999, we implemented a restructuring program for the purpose of consolidating the majority of our engineering and development work at existing facilities in Nashua, New Hampshire. As part of this program, we implemented a reduction in force of 40 positions that primarily affected the engineering group located at the San Jose, California facility. The severance charge was $210,000. This plan was completed at the end of February 1999. As of January 31, 2000, there was no unused balance.

Also as part of the restructuring, we announced plans for vacating a portion of the San Jose facility. We reduced the total cost of leased facilities by subleasing the excess office space. The restructure charge was $558,000. The unused balance as of January 31, 2000 was $241,000.

INTEREST AND OTHER INCOME, NET Interest and other income, net, represents interest earned by us on our cash and short-term investments, offset by interest expense on capitalized leases and miscellaneous fees and charges. Additionally, a gain related to our investment in PlanetAll, which was acquired by Amazon.com, is also included. Interest and other income, net, increased to $2,240,000 in the first six months of fiscal quarter of 2000 from $1,762,000 for the same period in the prior year. The increase in interest and other income, net, was primarily due to the recognition of a gain of $1,585,000 in the six months ended January 31, 2000 as compared with $1,103,000 of gain recognized in the six months ended January 31, 1999. These gains were attributable to stock sales and the exchange of Planet All stock with Amazon.com stock upon acquisition of Planet All.

PROVISION FOR INCOME TAXES The provision for income taxes in the six-months ended January 31, 2000 decreased to $358,000 from $408,000 for same period in the prior year. The provision for income taxes primarily represents foreign withholding taxes on royalties earned from certain foreign customers and fluctuates based on amount and mix of our foreign income. Our overall effective tax rate for fiscal 2000 is significantly dependent on the amount and mix of income derived from sources subject to foreign withholding taxes.

FISCAL YEARS ENDED JULY 31, 1999, 1998 AND 1997

REVENUE We derive revenue from two primary sources: software licenses and fees for service, which include customer-funded engineering services and amortization of maintenance contract programs. Revenue was $20,723,000 in fiscal 1999 as compared to $22,341,000 in fiscal 1998 and $15,633,000 in fiscal 1997. Revenue decreased 7% in fiscal 1999 as compared to fiscal 1998 and increased 43% in fiscal 1998 as compared to 1997.

OEM revenue continues to represent a significant portion of our revenue. OEM revenue represented 54%, 68%, and 74% of our revenue in fiscal 1999, fiscal 1998, and fiscal 1997, respectively. In fiscal 1999, 1998 and 1997, Toshiba accounted for approximately 14%, 18% and 21% of our revenue, respectively, and no other customer accounted for more than 10% of our revenue. Although several OEMs are subject to certain contractual minimum purchase obligations, there can be no assurance that any particular OEM will satisfy the obligation. In addition, we believe that the percentage of revenue derived from OEMs may fluctuate in future periods since the distribution channels used by us for our existing and future products are subject to change.

International revenue continues to represent a significant portion of our revenue. International revenue represented approximately 40%, 48%, and 54% of our revenue in fiscal 1999, fiscal 1998, and fiscal 1997, respectively. We expect that international revenue will continue to represent a significant portion of our revenue for the foreseeable future.



LICENSE REVENUE License revenue is earned from the sale of software products and royalty agreements with OEMs. License revenue was $19,084,000 in fiscal 1999 as compared to $18,477,000 in fiscal 1998 and $13,714,000 in fiscal 1997. Our license revenues increased for Software Development Kits, IntelliSync, Satellite Forms, Intellisync Anywhere and Mind-it products in fiscal 1999 as compared to fiscal 1998. These increases were offset by declining revenues in the Intellisync for Notebook and TranXit products. The 35% increase in license revenue from fiscal 1998 as compared to fiscal 1997 was primarily due to increased revenue derived from our IntelliSync for handheld devices, and to a lesser extent, increased license revenue derived from Intellisync for Notebook products and Software Development Kits. Deferred revenue was $3,989,000 at July 31, 1999, as compared to $1,669,000 at July 31, 1998. This represented an increase of 139%, which is attributable to revenues related to our SDK, Intellisync Gold and Intellisync Anywhere, products.

SERVICE REVENUE Service revenue is derived from fees for services, including customer-funded engineering projects and amortization of maintenance contract programs. Service revenue was $1,639,000 in fiscal 1999 as compared to $3,864,000 in fiscal 1998 and $1,919,000 in fiscal 1997. The 58% decrease in service revenue for fiscal 1999 as compared to fiscal 1998 was primarily due to a reduced number of customer-funded engineering service projects for software development. The 101% increase in service revenue for fiscal 1998 as compared to fiscal 1997 was primarily due to an increased number of customer-funded engineering service projects for software development for new mobile computing devices.

COST OF REVENUE Cost of revenue consists primarily of packaged product costs, including product media and duplication, manuals, packing supplies, shipping expenses and personnel related costs incurred under customer-funded software development agreements. Our cost of revenue is affected by the mix between our revenue sources such as royalties, site licenses, packaged products, customer-funded engineering contracts and sales and fulfillment via our Web site. Additionally, our cost of revenue is affected by the mix between our various distribution channels and is also affected by the mix between geographies such as the United States, Japan and Europe. In general, increased revenue contribution from royalties, site licenses and fulfillment via our web site will have a favorable impact on cost of revenue as compared to other sources of revenue since the cost of sales associated with these sources tend not to be significant.

COST OF LICENSE REVENUE Cost of license revenue consist primarily of packaged product costs including product media and duplication, manuals, packing supplies, shipping expenses and, in certain transactions, royalties paid to certain vendors. Cost of license revenue decreased by 18% to $1,270,000 in fiscal 1999 from $1,541,000 in fiscal 1998. In fiscal 1998 cost of license revenue increased by 49% to $1,541,000 from $1,032,000 in fiscal 1997. The decrease in fiscal 1999 in cost of license revenue as a percentage of license revenue was primarily due to reduced packaged product costs as a percentage of packaged product revenue as well as increased site licensing of personal and server-based products to corporations.

COST OF SERVICE REVENUE Cost of service revenue primarily represents personnel related costs incurred for development work under customer funded software development agreements. Cost of service revenue decreased 54% to $709,000 in fiscal 1999 from $1,536,000 in fiscal 1998. In fiscal 1998 cost of service revenue increased by 118% to $1,536,000 from $706,000 in fiscal 1997. The decrease in cost of service revenue fiscal 1999 is primarily attributable to decrease in customer funded non-recurring engineering costs.

RESEARCH AND DEVELOPMENT Research and development expenses consist primarily of salaries and other related expenses for research and development personnel, quality assurance personnel, product localization, fees to outside contractors and the cost of facilities and depreciation of capital equipment. We invest in research and development both for new products and to provide continuing enhancements to existing products. Research and development expenses increased by 19% to $12,421,000 in fiscal 1999 from $10,421,000 in fiscal 1998. In fiscal 1998, research and development expenses increased to 64% to $10,421,000 from $6,358,000 in fiscal 1997. Research and development represented approximately 60% of total revenue in fiscal 1999, 47% of total revenue in fiscal 1998 and 41% in fiscal 1997. The absolute dollar year over year increase in research and development expenses in fiscal 1999 as compared to fiscal 1998 was primarily due to increased personnel related costs and spending. This increased spending was required to develop and support a wider breadth of our existing Intellisync products and continued investment in our Satellite Forms, Intellisync Anywhere and Mind-it products. The absolute dollar year-over-year increase in research and development expenses in fiscal 1998 as compared to fiscal 1997 was primarily due to increased personnel related costs and spending required to develop our Intellisync product offerings and, to a lesser extent, increased personnel related costs and spending required to develop enhanced versions of TranXit and other new products. A significant portion of our research and development expenses are comprised of fees paid to outside contractors that are engaged by us on a project-by-project basis. We believe research and development expenses may fluctuate from quarter to quarter both in absolute dollars as well as a percentage of revenue, depending upon the status of various development projects.

Research and development costs have been expensed as incurred. Statement of Financial Accounting Standards No. 86 requires capitalization of certain software development costs once technological feasibility is established. We define establishment of technological feasibility at the point that product reaches beta. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all of these software development costs have been insignificant and expensed as incurred.

SALES AND MARKETING Sales and marketing expenses consist primarily of salaries, commissions, promotional expenses and other related expenses of sales, marketing and technical support personnel. Sales and marketing expenses increased by 34% to $9,758,000 from $7,307,000 in fiscal 1998. In fiscal 1998, sales and marketing expenses increased 79% to $7,307,000 from $4,091,000 in fiscal 1997. Sales and marketing expenses represented approximately 47%, 33% and 26% of total revenues in fiscal 1999, fiscal 1998, and fiscal 1997, respectively. Sales and marketing expenses increased in absolute dollars in both fiscal 1999 and fiscal 1998 primarily due to the expansion of our sales and marketing force, related travel and entertainment expenses and increased marketing activities in an effort to expand our customer base and channel presence. We expect that sales and marketing expenses will increase in fiscal 2000 as we continue to expand our direct sales force in the United States to support the sales of our personal and server-based products to corporations, as well as expand our presence in Europe.

GENERAL AND ADMINISTRATIVE General and administrative expenses consist primarily of salaries and other related expenses of administrative, executive and financial personnel and other outside professional fees. General and administrative expenses increased by 24% to $3,909,000 in fiscal 1999 from $3,160,000 in fiscal 1998. In fiscal 1998, general and administrative expenses increased 44% to $3,160,000 from $2,199,000 in fiscal 1997. General and administrative expenses represented approximately 19% of total revenues in fiscal 1999, 14% of total revenues in fiscal 1998 and 14% in fiscal 1997. The year-over-year increases in absolute general and administrative spending in fiscal 1999 were primarily due to increased personnel costs, and legal fees for defending our Intellectual Property rights. The year-over-year increases in absolute general and administrative spending in fiscal 1998 were primarily due to increased personnel and facility related costs, legal and accounting fees.

NON-CASH STOCK COMPENSATION Non-cash stock compensation relates to certain options granted by us prior to our initial public offering and by NetMind prior to its merger with us which were deemed to have been granted below fair market value. The non-cash stock compensation charge aggregated $410,000 in fiscal 1999, $28,000 in fiscal 1998 and $27,000 in fiscal 1997. Unamortized deferred compensation aggregated approximately $3,800,000 at July 31, 1999 and is being recognized on a straight-line basis over the four years vesting term of the options.

AMORTIZATION OF INTANGIBLES Amortization of intangibles consists of the amortization of intangible assets that resulted from our acquisitions of Intellink, Real World Solutions, SoftMagic and ProxiNet. Amortization of intangibles increased 77% to $459,000 in fiscal 1999 from $260,000 in fiscal 1998. In fiscal 1998, amortization of intangibles increased 10% to $260,000 from $236,000 in fiscal 1997.

IN-PROCESS RESEARCH AND DEVELOPMENT We did not incur an expense for in-process research and development in fiscal 1999. In the fourth quarter of fiscal 1998, we recorded a charge of $2,155,000 for in-process research and development associated with the asset purchase of SoftMagic. The SoftMagic acquisition has been accounted for as a purchase. The total purchase price of approximately $3,076,000 was assigned, based on an independent appraisal, to the fair value of the assets acquired, including $35,000 to tangible assets acquired, $2,155,000 to in-process research and development and $886,000 to identified intangible assets. The in-process research and development was expensed at the acquisition date.

The value assigned to acquired in-process technology was determined by identifying research projects in areas for which technological feasibility had not been established as of the acquisition date. These include projects for Satellite Forms and MobileXtensionTM. The value was determined by estimating the revenue contribution of each of these products. The net cash flows were then discounted utilizing a weighted average cost of capital of 35%. This discount rate takes into consideration the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology, and the uncertainty of technological advances which could potentially impact the estimates described above. Revenues were projected to be generated in 1998 for the products in development at the acquisition date. If these projects are not successfully developed, future revenues and profitability of the Company may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

In the fourth quarter of fiscal 1997, we recorded a charge of $880,000 for in-process research and development associated with the asset purchase of Real World Solutions.

The total purchase price of approximately $1,006,000 (including $751,000 for liabilities assumed) was assigned, based on an independent appraisal, to the fair value of the assets acquired, including $70,000 to tangible assets acquired, $880,000 to in-process research and development and $56,000 to identified intangible assets. The in-process research and development was expensed at the acquisition date.

The value assigned to acquired in-process technology was determined by identifying research projects in areas for which technological feasibility had not been established as of the acquisition date. Some of the technology obtained was incorporated into Intellisync Anywhere. The value was determined by estimating the revenue contribution of each of these products. The net cash flows were then discounted utilizing a weighted average cost of capital of 50%. This discount rate takes into consideration the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology, and the uncertainty of technological advances which could potentially impact the estimates described above. Revenues were projected to be generated in 1999 for the products in development at the acquisition date. If these projects are not successfully developed, future revenues and profitability of the Company may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

RESTRUCTURE In the first quarter of fiscal 1999, we implemented a restructuring program for the purpose of consolidating the majority of our engineering and development work at existing facilities in Nashua, New Hampshire. As part of this program, we implemented a reduction in force of approximately 40 positions that primarily affected the engineering group located at the San Jose, California facility. The severance charge was $210,000. The plan was completed at the end of February 1999. Some of the positions eliminated in San Jose will be replaced in Nashua, New Hampshire. We expect the savings to be approximately $3,200,000 annually. Most of the expected savings from this program will be realized in research and development.

Also as part of the restructuring, we vacated a portion of the San Jose facility, as well as a recently leased facility in Nashua. The restructure charge related to facilities was $558,000. We have secured a tenant for the San Jose facility, and we continue to look for a tenant to sublease the facility in Nashua. We expect the savings to be approximately $349,000 annually.

INTEREST AND OTHER INCOME, NET Interest and other income, net, represents interest earned by us on our cash and short-term investments, offset by interest expense on long-term debt and capitalized leases and miscellaneous fees and charges. Interest and other income, net, increased to $3,868,000 in fiscal 1999 from $1,077,000 in fiscal 1998. The increase in interest and other income, net, in fiscal 1999 as compared to fiscal 1998 was primarily non-recurring income associated with the sale of stock in Amazon.com. We acquired this position as a result of a strategic investment in PlanetAll, which was subsequently acquired by Amazon.com. Interest and other income, net, increased to $1,077,000 in fiscal 1998 from $820,000 in fiscal 1997.The increase in interest and other income, net, in fiscal 1998 as compared to fiscal 1997 was due to increased interest income on increased cash, cash equivalents and short-term investment base held throughout the year.

PROVISION FOR INCOME TAXES Provision for income taxes decreased to $715,000 in fiscal 1999 from $1,164,000 in fiscal 1998 and $831,000 in fiscal 1997. The provision for income taxes primarily represents foreign withholding taxes on royalties earned by us from certain foreign customers.

FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS We expect that our future operating results could fluctuate significantly as a result of numerous factors including, but not limited to, the demand for our products, our success in developing new products, the timing of new product introductions by us and our competitors, market acceptance of our new and enhanced products, the emergence of new industry standards, the timing of customer orders, the mix of products sold, competition, the mix of distribution channels employed, the evolving and unpredictable nature of the markets for our products and mobile computing devices generally, the rate of growth of the personal computer market in general and general economic conditions.

Our revenue is difficult to forecast in part because the market for data synchronization software is rapidly evolving. In addition, we typically operate with a relatively small order backlog. As a result, quarterly sales and operating results depend in part on the volume and timing of orders received within the quarter, which are difficult to forecast. In addition, a significant portion of our expense levels is fixed in advance, based in large part on our forecasts of future revenue. If revenue is below expectations in any given quarter, the adverse impact of the shortfall on our operating results may be magnified by our inability to adjust spending to compensate for the shortfall. Therefore, a shortfall in actual revenue as compared to estimated revenue would have an immediate adverse effect on our business, financial condition and operating results that could be material.

We have historically derived a substantial portion of our revenue from OEMs. Due to our ongoing effort to expand into retail and reseller distribution channels, in addition to expanding sales to corporations, we expect an increasing percentage of our sales will come from corporate customers. Sales into these channels are harder to predict and may have lower margins than other channels. We have generally recognized a substantial portion of our revenue in the last month of each quarter, when we typically receive royalty reports from our OEM customers. Any significant deferral of purchases of our products by our customers could have a material adverse effect on our business, operating results and financial condition in any particular quarter. To the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected.

Our gross margin on our service revenue is substantially lower than our gross margin on license revenue. Any increase in service revenue would have a corresponding increase in cost of revenue and may have an adverse effect on our gross margins. We may also change prices or increase spending in response to competition or to pursue new market opportunities.

The operating results of many software companies reflect seasonal fluctuation. For example, sales in Europe and certain other countries typically are adversely affected in the summer months when business activity is reduced. Our revenues and operating results may be adversely affected by diminished demand for our products on a seasonal basis.

Because of these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that such comparisons should not be relied upon as indications of future performance. As a result of the foregoing and other factors, our operating results and stock price may be subject to significant volatility, particularly on a quarterly basis.

LIQUIDITY AND CAPITAL RESOURCES Our operating activities used $4,825,000 of cash in the first six months of fiscal 2000 and used $2,437,000 in the first six months of fiscal 1999, respectively. Net cash used in the first six months of fiscal 2000 was primarily due to the net loss adjusted for non-cash depreciation and amortization, in-process research and development related asset acquisition and adjusted for changes in deferred revenue, accrued expenses, accounts receivable, prepaid expenses, inventory and accounts payable.

Cash provided by investing activities was $2,493,000 in the first six months of fiscal 2000. This compares to $8,928,000 of cash generated in the first six months of fiscal 1999. Cash generated in the first six months of fiscal 2000 was primarily due to maturities of short-term investments and adjusted for purchases of short-term investments and to a lesser extent, purchases of property and equipment.

Cash provided by financing activities was $210,000 in the first six months of fiscal 2000. This compares to $6,804,000 of cash generated in the first six months of fiscal 1999. Cash generated in the first six months of fiscal 2000 was due to exercise of stock options, issuance of common stock, proceeds from line of credit and this was offset by payments made to settle liabilities of ProxiNet.

Our operating activities used cash of $3,345,000, in fiscal 1999 as compared with $789,000, and $136,000 of cash provided in fiscal 1998 and fiscal 1997, respectively. Net cash used in fiscal 1999 was primarily due to net loss adjusted for non-cash depreciation and amortization, an increase in customer deposits and small changes in other working capital accounts. Net cash provided in fiscal 1998 and fiscal 1997 was primarily due to net loss adjusted for non-cash depreciation and amortization, in-process research and development related to the asset acquisitions and adjusted for changes in deferred revenue, accrued expenses, accounts receivable, prepaid expenses, inventory and accounts payable.

Cash provided by investing activities for fiscal 1999 was $4,444,000. This compares with cash used of $1,085,000 and $19,565,000 in fiscal 1998 and fiscal 1997, respectively. Cash provided in fiscal 1999 was primarily due to maturities of short-term investments, and to the sale of Amazon.com stock. Cash used in fiscal 1998 was primarily due to purchases of short-term investments, and to a lesser extent, purchases of property and equipment and cash used in the asset purchase of SoftMagic. Cash used in fiscal 1997 was due to purchases of short term investments, and to a lesser extent, purchases of property and equipment and cash used in the purchase of Real World Solutions.

Cash provided by financing activities was $8,114,000, $1,888,000, and $24,281,000 in fiscal 1999, fiscal 1998 and fiscal 1997, respectively. Cash provided from financing activities in fiscal 1999 was attributable to the issuance of stock under our employee stock purchase plan as well as the exercise of stock options and issuance of preferred stock by NetMind in October 1998. Cash provided from financing activities in fiscal 1998 was primarily due to the issuance of Common Stock and repayments of notes to stockholders and issuance of preferred stock by NetMind in August, September and December 1997. Cash provided from financing activities in fiscal 1997 was primarily due to the issuance of Common Stock in our initial public offering, and, to a much lesser extent, the preferred stock and proceeds from conversion of warrants and exercise of stock options.

At January 31, 2000, our principal source of liquidity represented by cash, cash equivalents and short-term investments totaled $23,876,000. We currently have no significant capital commitments or bank financing arrangements. We believe that our current cash, cash equivalents and short-term investment balances and cash generated from operations, if any, will be sufficient to meet our working capital and other cash requirements for at least the next twelve months.









OTHER FACTORS YEAR 2000 READINESS DISCLOSURE Some computers, software, and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are commonly referred to as the "Millennium Bug" or "Year 2000 Problem."

The Year 2000 Problem could affect computers, software, and other equipment used, operated or maintained by us. We have not experienced any significant problems on January 1, 2000 or since then and believe that our computer systems are Year 2000 compliant.

We believe that we have substantially identified and resolved all potential Year 2000 Problems with any of the software products that we develop and market. However, we also believe that it is not possible to determine with complete certainty that all Year 2000 Problems affecting its software products have been identified or corrected due to the complexity of these products and the fact that these products interact with other third-party vendor products and operate on computer systems which are not under Puma's control.

Since January 1, 2000, we have had minimal interruptions with third-party software and we have not received any significant complaints from any customers relating to Year 2000 problems in their products. Puma has not developed any Year 2000 contingency plans. We do not believe that the Year 2000 Problem will have a material adverse effect on our business or results of operations.

MARKET RISK DISCLOSURE At the end of fiscal year 1999, we had an investment portfolio of fixed income securities excluding those classified as cash and cash equivalents, of $10,414,000 (see Note 3 of Notes to Consolidated Financial Statements). These securities, like all fixed income instruments, are subject to interest rate risk and will fall in values if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from levels as of July 31, 1999, the decline of the fair value of the portfolio would not be material. However, we have the ability to hold our fixed income investments until maturity, and therefore would not expect to recognize such an adverse impact in income or cash flows.


                                                              SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS

                                                                       January 31,                  July 31,

                                                                          2000                 1999           1998
------------------------------------------------------------------------------------------------------------------------------

(in thousands, except per share data)                                 (Unaudited)

Assets

Current assets:
Cash and cash equivalents                                               $14,517               $16,639          $7,426
Short-term investments                                                    9,359                11,877          13,665
Accounts receivable, net                                                  4,410                 3,160           3,615
Inventories                                                                 300                   258             244
Other current assets                                                      2,074                   590             410
------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                     30,660                32,524           25,360
Property and equipment, net                                               3,478                 3,008            3,350
Other assets                                                             13,699                 1,590            2,035
------------------------------------------------------------------------------------------------------------------------------
Total assets                                                            $47,837               $37,122          $30,745
------------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable                                                         $1,374                $  860           $1,214
Accrued liabilities                                                       2,822                 2,454            1,616
Notes Payable                                                               236                   325              150
Convertible note payable                                                    ---                   ---              203
Deferred revenues                                                         4,666                 3,989            1,669
Current portion of capital lease obligations                               ----                    --               28
------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                 9,098                 7,628            4,880
Capital lease obligations, net of current portion                          ----                  ----               41
Notes Payable long term                                                     452                    --              ---
------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                         9,550                 7,628            4,921

Redeemable, Convertible Preferred Stock                                  14,593                11,293            -----

Commitments and contingencies (Note 6)
------------------------------------------------------------------------------------------------------------------------------



Common stock, $0.001 par value; 120,000 shares authorized;
36,599 shares issued and outstanding at January 31, 2000
(unaudited) and 80,000 shares authorized; 31,501 and
29,374 shares issued and outstanding at July 31, 1999
and 1998, respectively                                                    36                      30               29
Additional paid-in capital                                             50,148                  36,885           35,476
Receivable from stockholders                                             (429)                   (428)             (66)
Deferred stock compensation                                            (4,068)                 (3,773)             (53)
Accumulated deficit                                                   (22,430)                (15,390)          (9,562)
Other comprehensive income (loss)                                         437                     877               --
------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                             23,694                  18,201           25,824
------------------------------------------------------------------------------------------------------------------------------
Total liabilities, redeemable convertible preferred stock
and stockholders' equity                                              $47,837                 $37,122          $30,745
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                                     SUPPLEMENTARY CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          Six Months Ended                      Years Ended July 31,

                                                     1/31/2000       1/31/1999           1999          1998           1997
------------------------------------------------------------------------------------------------------------------------------

(in thousands, except per share data)                  (Unaudited)

Revenue
License                                               $12,547          $8,776           $19,084       $18,477       $13,714
Services                                                1,226             631             1,639         3,864         1,919
------------------------------------------------------------------------------------------------------------------------------
Total revenue                                          13,773           9,407            20,723        22,341        15,633
------------------------------------------------------------------------------------------------------------------------------

Cost of revenues and operating expenses:
Cost of license revenue                                  557              862             1,270         1,541          1,032
Cost of service revenue                                1,085              350               709         1,536            706
Research and development                               6,593            6,866            12,421        10,421          6,358
Sales and marketing                                    6,460            4,691             9,758         7,307          4,091
General and administrative                             1,998            1,986             3,909         3,160          2,199
Non-cash stock compensation                              875               23               410            28             27
Amortization of acquired intangibles                     909              237               459           260            236
In-process research and development                    4,218                -                --         2,155            880
Restructuring                                              -              768               768            --             --
------------------------------------------------------------------------------------------------------------------------------
Total cost of revenues and operating expenses         22,695           15,783            29,704        26,408         15,529
------------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                               (8,922)          (6,376)           (8,981)       (4,067)           104
Other income, net                                      2,240            1,762             3,868         1,077            820
------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                     (6,682)          (4,614)           (5,113)       (2,990)           924
Provision for income taxes                              (358)            (408)             (715)       (1,164)          (831)
------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                     (7,040)          (5,022)           (5,828)       (4,154)            93
Accretion of mandatorily redeemable convertible
preferred stock to redemption value                   (3,300)            (154)           (4,238)       ------            ---
------------------------------------------------------------------------------------------------------------------------------
Net income (loss) attributable to common
stockholders                                        $(10,340)         $(5,176)         $(10,066)      $(4,154)           $93
------------------------------------------------------------------------------------------------------------------------------
Basic net income (loss) per share                     $(0.32)          $(0.18)           $(0.34)       $(0.15)         $0.00

Diluted net income (loss) per share                   $(0.32)          $(0.18)           $(0.34)       $(0.15)         $0.00

Shares used in computing basic net income (loss)
per common share                                      32,546           29,335             29,970       27,224         19,030

Shares used in computing diluted net income (loss)
per common share                                      32,546           29,335             29,970       27,224         23,262


The accompanying notes are an integral part of these consolidated financial statements.







                 SUPPLEMENTARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                                                                                         Other
                             Convertible Preferred         Additional Receivable Deferred            Comprehensive     Comprehensive
                        Stock       Stock      Common Stock  Paid-in   from        Stock    Accumulated Income Stockholders' Income
                    Subscription Shares Amount Shares Amount Capital StockholdersCompensation   Debit   (Loss)   Equity      (Loss)
-----------------------------------------------------------------------------------------------------------------------------------
(in thousands)

Balance at July 31, 1996 1,582   2,620   $3    8,594   $ 9  $ 6,681   $(2,013)     $(108)     $(5,501)     --    $ 653          --
Issuance of Series C
convertible preferred stock,
net of issuance costs   (1,582)    286    --      --    --    1,582     1,582         --           --      --    1,582          --
Issuance of Common Stock
upon exercise of options  --        --    --     378    --      564        --         --           --      --      564          --
Issuance of warrants      --        --    --      --    --      175        --         --           --      --      175          --
Exercise of warrants for
Common Stock              --        --    --     660     1      404        --         --           --      --      405          --
Conversion of debenture to
Common Stock              --        --    --     688     1      952        --         --           --      --      953          --
Repurchase of unvested
Common Stock              --        --    --      (6)    --      --        --         --           --      --       --          --
Loan to stockholder       --        --    --       --    --      --       (71)        --           --      --      (71)         --
Repayments by stockholder --        --    --       --    --      --       310         --           --      --      310          --
Amortization of
deferred compensation     --        --    --       --    --      --        --         27           --      --       27          --
Issuance of common shares                       3,078     3       1                                                  4
Shares issued in initial
offering, net of expenses --        --    --    5,000     5  21,160        --         --           --      --    21,165         --
Conversion of preferred stock
to Common Stock           --    (2,906)   (3)   8,750     8      (5)       --         --           --      --        --         --
Net income                --        --    --       --    --      --        --         --           93      --        93      $  93
----------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1997  --        --    --   27,142    27  31,514      (192)       (81)      (5,408)     --     25,860     $  93

----------------------------------------------------------------------------------------------------------------------------------
Issuance of Common Stock
upon exercise of options  --        --    --    182      --     107        --         --           --      --        107        --
Issuance of Common Stock
under Employee Stock
Purchase Plan             --        --    --    124      --     273        --         --           --      --        273        --
Repurchase of unvested
Common Stock              --        --    --   (108)     --     (10)       --         --           --      --        (10)       --
Issuance of Options
and Warrants              --        --    --     --      --      38        --         --           --      --         38        --
Issuance of Common Stock
in connection with
Soft Magic Acquisition    --        --    --    684       1   1,937        --         --           --      --      1,938        --
Issuance of common stock                      1,350       1   1,617                                                1,618
Repayments by stockholder --        --    --     --      --      --       126         --           --      --        126        --
Amortization of
deferred compensation     --        --    --     --      --      --        --         28           --      --         28        --
Net loss                  --        --    --     --      --      --        --         --       (4,154)     --     (4,154)  $(4,154)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1998  --        --    -- 29,374      29  35,476       (66)       (53)      (9,562)     --     25,824   $(4,154)

-----------------------------------------------------------------------------------------------------------------------------------
Issuance of Common Stock
upon exercise of options  --        --    --  1,388       1   1,164        --         --            --     --      1,165         --
Issuance of Common Stock
under Employee Stock
Purchase Plan             --        --    --    348      ---    308        --         --            --     --        308         --
Repurchase of unvested
Common Stock              --        --    --    (12)      --     (2)       --         --            --     --         (2)        --
Exercise of Warrants    ----      ----  ----     14      ---    ---      ----       ----          ----    ---        ---        ---
Repayments by (notes issued
to) stockholders          --        --    --     --       --     --      (362)        --            --     --       (362)        --
Unrealized gain on Securities
available for sale        --        --    --     --       --     --        --         --            --    883        883       $883
Currency translation adjustment     --    --     --       --     --        --         --            --     (6)        (6)       (6)
Issuance of Common Stock ----     ----  ----    389      ----    47      ----     ------         -----  ------        47
Deferred compensation     ---     ----  ----  -----       --- 4,130       ---     (4,130)         ----   -----          0       ---
Amortization of deferred
compensation              --        --    --     --        --    --        --        410            --     --         410        --
Redeemable stock accretion ---     ---  ----   ----      ---- (4,238)    ----      -----        ------   ----      (4,238)
Net loss                   --       --    --     --        --     --       --         --        (5,828)    --      (5,828)  (5,828)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1999  $--       --   $-- 31,501       $30 $36,885   $(428)   $(3,773)     $(15,390)  $877     $18,201  $(4,951)
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of Common Stock
upon exercise
of options (Unaudited)    --       --     --    704         1     423      --         --           --      --         424       --
Issuance of Common Stock
under Employee Stock
Purchase Plan (Unaudited) --       --     --     58        --     121      --         --           --      --         121       --


                                       19

Exercise of
warrants (Unaudited)    ----      ----   ----    244      ---      30     ----      -----       -----     ----         30      ----
Issuance of common
stock (Unaudited)        ---       ---   ----    290        1      36     ----      -----       -----     ----         37      ----
Repayments by (notes issued
to) stockholders (Unaudited)--      --     --     --       --      --        (1)        --        --        --         (1)      ----
Unrealized gain on Securities
available for sale (Unaudited)--    --     --     --       --      --        ---        --        --      (404)      (404)    $(404)
Currency translation
adjustment (Unaudited)   --         --     --     --       --      --         --        --      ----       (36)       (36)      (36)
Issuance of common
stock for ProxiNet
acquisition (Unaudited) ----       ---  -----  3,802        4  14,783        ---       ----      ----      ----    14,787     -----
Deferred
compensation (Unaudited) ---       ---   ----   ----      ----  1,170       ----     (1,170)     ----      ----         0     -----
Amortization of deferred
compensation (Unaudited)  --        --     --     --        --     --         --        875        --        --       875        --
Redeemable stock
Accretion (Unaudited)    ---     -----    ---    ---       --- (3,300)       ---       ----      ----      ----    (3,300)
Net loss (Unaudited)      --        --     --     --        --      --        --         --    (7,040)       --    (7,040)   (7,040)

------------------------------------------------------------------------------------------------------------------------------
Balance at January
31, 2000 (Unaudited)     $--        --     $-- 36,599      $36 $50,148     $(429)   $(4,068)  $(22,430)    $437   $23,694  $(7,480)
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                 Six Months Ended January 31,                    Years Ended July 31,
                                                     2000          1999                     1999         1998            1997
------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                         (Unaudited)


Cash flows from operating activities:
Net income (loss)                                  $ (7,040)     $(5,022)                $ (5,828)      $ (4,154)    $     93
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization                         1,608        1,016                    1,678          1,232          630
 In-process research and development                  4,218        -----                      ---          2,155          880
Non-cash stock compensation                             875           23                      410             28           27
Interest expense settled in common stock                                                                      42
Other                                                  ----         ----                                    ----           (7)
Realized gain on sale of investment                  (1,548)      (1,103)                  (2,650)          ----          ---
Changes in assets and liabilities:
Accounts receivable                                  (1,250)         444                      455           ----       (1,778)
Inventories                                             (42)         159                      (14)           (20)         (59)
Other current assets                                 (1,756)        (238)                    (180)            33         (385)
Other assets                                         (2,177)        (297)                   -----           ----        -----
Accounts payable                                        514           69                     (354)          (118)         629
Accrued liabilities                                   1,132        1,186                      824            605          465
Foreign exchange translation                            (36)       -----                       (6)         -----        -----
Deferred revenues                                       677        1,326                    2,320            986         (359)
------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities  (4,825)      (2,437)                  (3,345)           789          136
------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Purchase of property and equipment                   (1,169)        (559)                    (877)        (1,371)      (2,800)
Purchase of short term investments                  (10,806)      (3,148)                 (20,230)       (20,409)     (23,960)
Maturities/sales of short-term investments           14,468       12,635                   25,551         21,791        8,003
Cash used in acquisitions,
net of acquired working capital                        ----         ----                     ----         (1,096)        (808)
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities   2,493        8,928                    4,444         (1,085)     (19,565)
------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Principal payments under capital lease obligations     ----          (69)                     (69)           (22)         (26)
Principal repayments on notes payable                  ----         (203)                    (203)           183          (35)
Proceeds from exercise of warrants                     ----         ----                     ----           ----          405
Note repayments (advances) to stockholder              ----         ----                     (362)           126          239
Net proceeds from issuance of
  convertible preferred stock                          ----        7,055                    7,055                       1,585
Net proceeds upon exercise of stock options             423           49                    1,165            107          ---
Net proceeds from issuance of Common Stock              188          164                      353          1,444       22,116
Proceeds from line of credit                            303         ----                      175           ----         ----
Payments to settle acquired liabilities                (764)        ----                     ----           ----         ----
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities               210        6,804                    8,114          1,888       24,281
------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents     (2,122)      13,295                    9,213          1,592        4,852
Cash and cash equivalents at beginning of period     16,639        7,426                    7,426          5,834          982
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period         $ 14,517      $20,721                 $ 16,639       $  7,426     $  5,834
------------------------------------------------------------------------------------------------------------------------------
Interest paid                                      $   ----      $  ----                 $     17            $43     $      23
Income taxes paid                                      ----         ----                       --            370           831
Common Stock issued in connection
   with the acquisition of SoftMagic                   ----         ----                     ----          1,938         ----
Common Stock issued in connection
   with the acquisition of ProxiNet                  14,787         ----                     ----           ----         ----
Issuance of warrants for technology                    ----         ----                     ----           ----          175
Conversion of debenture to Common Stock                ----         ----                     ----           ----          953
Conversion of promissory notes and interest
  settled in common stock                              ----         ----                     ----            425
Non-cash stock compensation                           1,170         ----                    4,130           ----         ----



The accompanying notes are an integral part of these consolidated financial statements.

         NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES THE COMPANY Puma Technology, Inc. (the "Company") was incorporated in California on August 27, 1993 and was subsequently reincorporated in Delaware on November 27, 1996. The Company develops, markets and supports mobile device management and synchronization software, which allows users to easily access, exchange and synchronize information stored on a variety of different computing devices.

BASIS OF PRESENTATION   The accompanying consolidated financial statements
include the accounts of the Company and its wholly and majority owned subsidiaries, including the company formerly known as NetMind Technologies, Inc. ("NetMind") that merged with Puma Technology on February 24, 2000 in a pooling of interest transaction. All periods presented have been restated in order to include the financial results of NetMind Technologies, Inc. since inception. All significant inter-company accounts and transactions have been eliminated.

On February 24, 2000, the Company completed its acquisition of NetMind, which has been accounted for as a pooling of interests, pursuant to the terms of the Agreement and Plan of Reorganization, dated December 8, 1999. The Company issued approximately 8,808,000 shares of PUMA Common Stock in the acquisition and assumed options and warrants that can be exercised for approximately 801,000 and 391,000 shares of PUMA Common Stock respectively. The Supplementary consolidated financial statements give retroactive effect to the acquisition. Generally accepted accounting principles prescribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company and its subsidiaries after financial statements covering the date of consummation of the business combination are issued.

 The results of operations previously reported by the separate companies and the combined amounts in the accompanying Supplementary consolidated financial statements are summarized below (in thousands).



                                    Six Months Ended January 31,                              Years Ended July 31,
                                   ------------------------------                            ----------------------
                                       2000             1999                         1999              1998             1997
                                       ----             ----                         ----              ----             ----
                                           (Unaudited)

Revenue:

       Puma                          $13,308          $ 9,154                       $20,043           $22,308          $15,629

       NetMind                           465              253                           680                33                4
                                    -------------------------                      -------------------------------------------

Combined                             $13,773          $ 9,407                       $20,723           $22,341          $15,633
                                    ========         ========                      ========          ========         ========


Net income (loss):

       Puma                          $(3,092)         $(3,469)                      $(1,676)          $(2,699)         $   660

       NetMind                        (3,948)          (1,553)                       (4,152)           (1,455)            (567)
                                    -------------------------                      -------------------------------------------

Combined                             $(7,040)         $(5,022)                      $(5,828)          $(4,154)         $    93
                                    ========         ========                      ========          ========         ========


The Company estimates that it will incur approximately $6,500,000 in acquisition-related charges, principally in the fiscal third quarter ending April 30, 2000 (unaudited). These charges include direct transaction costs primarily for financial advisory services, legal and consulting fees and costs associated with combining the operations of the two companies.

Prior to the acquisition, NetMind's fiscal year ended on December 31. The consolidated financial statements for the six months ended January 31, 2000 and 1999 and for the years ended July 31, 1999, 1998, and 1997 reflect the results of operations of PUMA for the six months ended January 31, 2000 and 1999 and for the years ended July 31, 1999, 1998, and 1997 combined with the results of operations of NetMind for the corresponding periods.

On February 23, 2000, the Company announced a two-for-one stock split in the form of a stock dividend. The record date for the stock split was March 8, 2000, and the payment date was March 22, 2000. The share numbers set forth in these financial statements and Form 8K have been retroactively restated to reflect the stock split.

PRINCIPLES OF CONSOLIDATION   The consolidated financial statements for the
six months ended January 31, 2000 and 1999 are unaudited and reflect all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the Company's financial position and operating results for the interim periods.

USE OF ESTIMATES AND ASSUMPTIONS   The preparation of the consolidated
financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION   In October 1997, the American Institute of Certified
Public Accountants issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition" which superseded SOP 91-1 and provides guidance on generally accepted accounting principles for recognizing revenue on software transactions. SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installations or training. Under SOP 97-2, the determination of fair value is based on objective evidence, which is specific to the vendor. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered. SOP 97-2 was amended in February 1998 by Statement of Position 98-4 ("SOP 98-4"), "Deferral of the effective date of Provision of SOP 97-2" and was amended again in December 1998 by Statement of Position 98-9 ("SOP 98-9"), "Modification of 97-2, Software Revenue recognition with Respect to Certain Transactions." Those amendments deferred and then clarified, respectively, the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement. The Company adopted the provisions of SOP 97-2 and SOP 98-4 as of August 1, 1998.

Revenue is comprised of license revenue and service revenue. License revenue is derived from the sale of software products and royalty agreements with original equipment manufacturers ("OEMs"). Service revenue is derived from customer funded engineering services and maintenance contract programs.

License revenue is recognized upon shipment of the software if no significant obligation remains and collection of the resulting receivable is deemed probable. The Company currently sells its products directly to corporations, to OEMs and to a lesser extent to distributors and resellers in the United States, Africa, Asia, Australia, Canada and Europe. The Company grants distributors and resellers certain rights of return and price protection on unsold merchandise held by those distributors and resellers. Accordingly, reserves for estimated future returns and credits for price protection are provided for upon revenue recognition. Such reserves are based on historical rates of returns and allowances, distributor inventory levels and other factors.

Revenue from OEMs under minimum guaranteed royalty arrangements, which are not subject to significant future obligations, is recognized when such royalties are earned and become payable. Royalty revenue that is subject to significant future obligations is recognized when such obligations are fulfilled. Royalty revenue that exceeds minimum guarantees is recognized in the period earned. Payments received for maintenance contract services are recognized ratably over the term of the service agreement. Payments from customers received in advance of revenue recognition are recorded as deferred revenue.

The Company enters into Software Development Kit ("SDK") agreements, which generally are multi-year in duration. Revenue from SDK's is recognized ratably over the term of the contract. The Company's personal and server-based products sold to corporations include certain upgrade rights, maintenance and services. The Company recognizes revenue for these products ratably over the term of the related contracts.

CASH AND CASH EQUIVALENTS   The Company considers all highly liquid debt
instruments with a maturity of three months or less at the date of purchase to be cash equivalents.

SHORT TERM INVESTMENTS   The Company accounts for its marketable securities in
accordance with Statement of Financial Accounting Standards No. 115 ("FAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," which requires the Company to classify debt and equity securities into one of three categories: held to maturity, trading or available for sale. The Company has classified its investments as available for sale. The cost of securities sold is based on the specific identification method.

INVENTORIES   Inventories consist principally of software and related
documentation, which are stated at the lower of cost (first-in, first-out) or market.

SOFTWARE DEVELOPMENT COSTS   Software development costs incurred prior to the
establishment of technological feasibility are included in research and development and are expensed as incurred. The Company defines establishment of technological feasibility at the point which product reaches beta. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all software development costs have been expensed as incurred.

PROPERTY AND EQUIPMENT   Property and equipment are stated at cost.
Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years, or in the case of leased assets, the life of the lease, if shorter.

OTHER ASSETS   Other assets are primarily comprised of intangibles and
goodwill. Amortization is computed on the straight-line basis over the expected lives of the assets ranging from two to five years. Accumulated amortization was $1,002,000 and $543,000 at July 31, 1999 and 1998,
respectively.

LONG LIVED ASSETS   The company evaluates the recoverability for its
long-lived assets in accordance with Statement of Financial Standards No. 121, "Accounting for the Impairment of long-sleeved Assets and for Long-Lived Assets to be disposed of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

INCOME TAXES   Income taxes are computed using the asset and liability method.
Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of the assets and liabilities and are measured using the currently enacted tax rates and laws.

FOREIGN CURRENCY   Balance sheet accounts of non U.S. subsidiaries are
translated into U.S. dollars at exchange rates prevailing at balance sheet dates. Revenues, costs and expenses are translated into U.S. dollars at average rates for the period. Gains and losses resulting from translation are accumulated as a component of stockholders' equity (deficit). Net gains and losses resulting from foreign exchange transactions are included in the consolidated statement of operations and were not significant during any of the periods presented. To date, the Company does not engage in hedging activities.

COMPREHENSIVE NET INCOME   Effective January 1998, the Company adopted
Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is comprised of net income (loss) and other comprehensive earnings such as foreign currency translation gain/loss and unrealized gains or losses on available-for-sale marketable securities. The Company's unrealized gains and loss on available-for-sale marketable securities have been significant for the fiscal year ended July 31, 1999 and insignificant for prior periods presented.

SEGMENT INFORMATION   Effective August 1, 1998, the Company adopted the
provisions of SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." During each of the three years ended July 31, 1999, the Company's management considers its business activities to be focused on the licensing of its product and related services to end-user customers. Since management's primary form of internal reporting is aligned with the offering of products and services the Company believes it operates in one segment. The Company has included information related to geographical segments. See Note 9.

CONCENTRATION OF CREDIT RISK   Financial instruments that potentially subject
the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and trade accounts receivable. The Company places its cash, cash equivalents and short-term investments primarily in money market accounts and commercial paper. The Company, by policy, limits the amount of credit exposure for cash and cash equivalents to any one issuer.

The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. At July 31, 1999, two customers accounted for 21% and 14% of accounts receivable, respectively. At July 31, 1998, three customers accounted for 20%, 17%, and 14% of accounts receivable, respectively.

The Company's sales are generally denominated in US dollars. The Company does not undertake any foreign currency hedging activities.

FAIR VALUE OF FINANCIAL INSTRUMENTS   The carrying amounts of cash and cash
equivalents, short-term investments, accounts receivable and account payable approximate their respective fair values because of the short-term maturity of these items. Based on the borrowing rates available for the Company's loans with similar terms, the carrying values of the notes payable and capital lease obligation approximate fair value.

NON CASH STOCK COMPENSATION   The Company accounts for non cash compensation
arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." (SFAS 123").

NET INCOME (LOSS) PER SHARE   Basic net income (loss) per share is computed
using the weighted average common shares outstanding during the period. Diluted net income per share is computed using the weighted average common shares and potential dilutive common shares outstanding during the period.

UNAUDITED INTERIM FINANCIAL INFORMATION   The accompanying consolidated
balance sheet as of January 31, 2000, the related consolidated statement of operations and of cash flows for the six months ended January 31, 2000 and 1999 and the consolidated statement of stockholders equity for the six months ended January 31, 2000 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments necessary for the fair presentation of the results for the interim periods. The data disclosed in the financial statements as of such dates and for such periods are unaudited. Results for the six months ended January 31, 2000 are not necessarily indicative of the results of the entire fiscal year.

NOTE 2. ACQUISITIONS    The company acquired SoftMagic, Corp. ("SoftMagic") in
July 1998 and Real World Solutions, Inc. ("RWS") in July 1997. The companies acquired were development stage companies with no fully developed products and no revenues.

SOFTMAGIC, CORP.   On July 30, 1998, the Company completed its acquisition of
SoftMagic, a leader in software tools for the development of custom applications for handheld devices. The consolidated financial statements of the Company include the results of the operations of SoftMagic since the date of acquisition. Under the terms of the agreement, Puma paid cash of $1,000,000 and issued 341,742 shares of the Company's Common Stock in exchange for all outstanding shares of SoftMagic.

The SoftMagic acquisition has been accounted for as a purchase. The total purchase price of approximately $3,076,000 was assigned, based on an independent appraisal, to the fair value of the assets acquired, including $35,000 to tangible assets acquired, $2,155,000 to in-process research and development and $886,000 to identified intangible assets. The in-process research and development was expensed at the acquisition date.

The value assigned to acquired in-process technology was determined by identifying research projects in areas for which technological feasibility had not been established as of the acquisition date. These include projects for Satellite Forms and MobileXtension-TM-. The value was determined by estimating the revenue contribution of each of these products. The net cash flows were then discounted utilizing a weighted average cost of capital of 35%. This discount rate takes into consideration the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology, and the uncertainty of technological advances that could potentially impact the estimates described above. Revenues were projected to be generated in 1998 for the products in development at the acquisition date. If these projects are not successfully developed, future revenues and profitability of the Company may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

REAL WORLD SOLUTIONS, INC.   In July 1997, the Company acquired the assets of
RWS, a developer of client/server software solutions, in a transaction accounted for as a purchase. The consolidated financial statements of the Company include the results of the operations of RWS since the date of acquisition.

The total purchase price of approximately $1,006,000 (including $751,000 for liabilities assumed) was assigned, based on an independent appraisal, to the fair value of the assets acquired, including $70,000 to tangible assets acquired, $880,000 to in-process research and development and $56,000 to identified intangible assets. The in-process research and development was expensed at the acquisition date.

The value assigned to acquired in-process technology was determined by identifying research projects in areas for which technological feasibility had not been established as of the acquisition date. Some of the technology obtained was incorporated into Intellisync Anywhere. The value was determined by estimating the revenue contribution of each of these products. The net cash flows were then discounted utilizing a weighted average cost of capital of 50%. This discount rate takes into consideration the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology, and the uncertainty of technological advances that could potentially impact the estimates described above. Revenues were projected to be generated in 1999 for the products in development at the acquisition date. If these projects are not successfully developed, future revenues and profitability of the Company may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

The following unaudited pro forma consolidated financial information reflects the results of operations for the years ended July 31, 1998 and 1997, as if the acquisition had occurred on August 1, 1997, and 1996 and after giving effect to purchase accounting adjustments but excluding the impact of write offs of acquired in-process technology. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on August 1, 1998 and may not be indicative of future operating results (in thousands, except per share data).


                                                                                  1998            1997
------------------------------------------------------------------------------------------------------------------------------

Years Ended July 31,

Pro forma revenue                                                                $22,671        $15,739
Pro forma net income (loss)                                                      $(2,260)           $42
Pro forma basic earnings (loss) per share                                         $(0.08)         $0.00
Pro forma diluted earnings (loss) per share                                       $(0.08)         $0.00

NOTE 3. BALANCE SHEET COMPONENTS Cash equivalents and short-term investments include available-for-sale securities as follows
(in thousands):


                                                                                                                July 31,

                                                               January 31, 2000                  1999             1998
------------------------------------------------------------------------------------------------------------------------------

                                                                 (Unaudited)

Cash equivalents
Commercial paper                                                   $8,494                       $ 9,339          $ 5,412
Money market funds                                                  2,894                         1,062              385

------------------------------------------------------------------------------------------------------------------------------
                                                                  $11,388                       $10,401           $ 5,797
------------------------------------------------------------------------------------------------------------------------------
Short term investments
Commercial paper                                                   $8,521                       $10,414           $12,651
US Government agencies                                                                               --             1,014
Securities available for sale                                         838                         1,463                --

------------------------------------------------------------------------------------------------------------------------------
                                                                   $9,359                       $11,877           $13,665
------------------------------------------------------------------------------------------------------------------------------

Realized gains on sales of available-for-sale securities was $2,650,000 for the year ended July 31, 1999 and was immaterial for the years ended July 31, 1998, and 1997. The unrealized holding gain on securities was $883,000 at July 31, 1999 and there was no unrealized holding gain or loss on such securities at July 31, 1998 and 1997. The short-term investments have maturities of less than one year.

Accounts receivable, net consist of the following (in thousands):


                                                                             January 31,                   July 31,


                                                                                2000                 1999           1998
------------------------------------------------------------------------------------------------------------------------------

                                                                            (Unaudited)

Accounts receivable                                                           $6,460                $4,767         $4,558
Less allowance for doubtful accounts and sales returns                        (2,050)               (1,607)          (943)
------------------------------------------------------------------------------------------------------------------------------
                                                                              $4,410                $3,160         $3,615
------------------------------------------------------------------------------------------------------------------------------

Property and equipment consist of the following (in thousands):


                                                                               January 31,                 July 31,

                                                                                  2000             1999               1998
------------------------------------------------------------------------------------------------------------------------------
                                                                              (Unaudited)

Computer equipment and software                                                 $4,000             $2,931            $2,422
Furniture and office equipment                                                   2,088              1,988             1,662
Leasehold improvements                                                             975                975               934
------------------------------------------------------------------------------------------------------------------------------
                                                                                 7,063              5,894             5,018
Less: accumulated depreciation and amortization                                 (3,585)            (2,886)           (1,668)
------------------------------------------------------------------------------------------------------------------------------
                                                                                $3,478             $3,008            $3,350
------------------------------------------------------------------------------------------------------------------------------

At July 31, 1999 the Company had no equipment under capital lease. At July 31, 1998 the Company had $126,000 of equipment under capital leases and related accumulated amortization of $102,000. The depreciation and amortization expense for the six months ended January 31, 2000 was $1,608,000 (unaudited). The depreciation and amortization expense for the fiscal years ended July 31, 1999, 1998 and 1997 was $1,678,000, $1,232,000 and $630,000 respectively.

Accrued liabilities consist of the following (in thousands):

                                                                             January 31,                  July 31,

                                                                                2000                1999            1998
------------------------------------------------------------------------------------------------------------------------------
                                                                             (Unaudited)

Payroll related accruals                                                        $1,607              $1,418           $835
Other accrued liabilities                                                        1,215               1,036            781
------------------------------------------------------------------------------------------------------------------------------
                                                                                $2,822               $2454         $1,616
------------------------------------------------------------------------------------------------------------------------------

NOTE 4. MANDATORY REEEDMABLE PREFERRED STOCK During fiscal 1999 NetMind issued approximately 4 million shares of Series B Preferred Stock which converted into approximately 3.4 million shares of the Company's common stock upon completion of the NetMind merger in February 2000. Under terms of the original issuance, the Series B shares were redeemable in September 2003 and 2004, at the higher of their original issue price or fair value of the stock at the dates of redemption. The difference between the issuance price and the fair value of the Series B stock was accreted by NetMind. Such accretion aggregated $4,238,000 in fiscal 1999 and $3,300,000 for the six months ended January 31, 2000 (unaudited).

NOTE 5. STOCKHOLDERS' EQUITY CONVERTIBLE PREFERRED STOCK The preferred stock was converted to Common Stock on the completion of the common stock offering.

STOCK OPTION PLANS In October 1993, the Board of Directors and stockholders adopted the 1993 Stock Option Plan (the Plan) which provides for granting of incentive stock options ("ISOs") and nonqualified stock options ("NSOs") to purchase shares of Common Stock to employees, directors, consultants and advisors of the Company. To date, the Company has not granted any significant options to consultants or advisors. In accordance with the Plan, the stated exercise price shall be not less than 100% and 85% of the estimated fair market value of Common Stock on the date of grant for ISOs and NSOs, respectively, as determined by the Board of Directors. The Plan provides that the options shall be exercisable over a period not to exceed ten years. Options generally vest 25% one year after date of grant and 1/48th each month thereafter for the next 36 months. The Plan provides that the options may be exercised prior to the options becoming vested. If the optionee's employment is terminated for any reason, the Company has the right to repurchase any unvested shares. At July 31, 1999, the options authorized under the Plan aggregated 9,000,000.

In October 1998, the Board of Directors approved the repricing of certain outstanding stock options under the Plan. Each employee, officer and director who elected to participate in the repricing program received a new option with an exercise price of $1.0938 (the fair market value on October 29, 1998). Each repriced option retained its original vesting schedule except that no portion of the option could be exercised prior to January 29, 1999. Options to purchase 4,719,032 shares were repriced pursuant to the program.

In September of 1997, the Board of Directors approved the repricing of certain outstanding stock options under the Plan. Each employee, officer or director who elected to participate in the repricing program received a new option with an exercise price of $3.25 (the fair market value on October 3, 1997). Each repriced option retained its original vesting schedule except that no portion of the option could be exercised prior to April 3, 1998 and no vesting accrued between October 3, 1997 and April 3, 1998. Options to purchase 2,396,200 shares were repriced pursuant to this program.

The Company has assumed certain options granted to former employees of acquired companies ("Acquired Options"). The Acquired Options were assumed by the Company outside the Plan, but all are administered as if assumed under the Plan. All of the Acquired Options have been adjusted to effectuate the conversion under the terms of the agreements between the Company and the companies acquired. The Acquired Options generally become exercisable over a four-year period and generally expire ten years from the date of grant. No additional options will be granted under any of these plans.

Stock option activity, both incentive and nonqualified, under all plans is presented as follows (in thousands, except per share amounts):


                                      Option Shares                    Range of Price           Weighted Average Exercise
                                                                          Per Share                  Price Per Share
------------------------------------------------------------------------------------------------------------------------------

Outstanding at July 31,1996              2,078                          $0.10 - $3.03                  $0.18
Granted                                  2,974                          $3.75 - $8.63                  $5.22
Exercised                                 (378)                         $0.10 - $3.75                  $1.50
Canceled                                  (458)                         $0.10 - $8.63                  $3.55

------------------------------------------------------------------------------------------------------------------------------
Outstanding at July 31,1997              4,216                          $0.10 - $8.44                  $3.63
Granted                                  3,816                          $0.13 - $4.19                  $3.16
Exercised                                 (182)                         $0.10 - $3.75                  $0.59
Canceled                                (2,848)                         $0.10 - $8.44                  $4.86

------------------------------------------------------------------------------------------------------------------------------
Outstanding at July 31,1998              5,002                          $0.10 - $4.88                  $2.68
Granted                                  7,408                          $0.13 - $2.94                  $1.30
Exercised                               (1,388)                         $0.10 - $1.25                  $0.84
Canceled                                (5,934)                         $0.10 - $4.88                  $2.69

------------------------------------------------------------------------------------------------------------------------------
Outstanding at July 31,1999              5,088                          $0.10 - $2.94                  $1.16

------------------------------------------------------------------------------------------------------------------------------

At July 31, 1999, a total of 22,000 shares were subject to repurchase and options to purchase approximately 867,000 shares were available for future grants.

Based on an independent appraiser's valuation report, management believes that the exercise price for certain options granted during fiscal 1996 were below the estimated fair value of the Company's Stock at the dates of grant. The Company is recognizing approximately $115,000 in fiscal 1996 of compensation expense over the options' four-year vesting periods. In conjunction with certain options granted by NetMind Technologies, Inc., the Company is recognizing approximately $4,130,000 in fiscal 1999 of compensation expense over the options' four-year vesting periods. Accordingly, the Company booked $410,000, $28,000 and $27,000 of expense in fiscal 1999, 1998 and 1997 respectively.

The following table summarizes information about stock options under the Plan outstanding at July 31, 1999 (in thousands, except per share amounts):


                              Options Outstanding                            Options Exercisable

  Range of         Number       Weighted-Average                           Number
  Exercise      Outstanding        Remaining       Weighted-Average     Exercisable     Weighted-Average
   Prices        at 7/31/99     Contractual Life    Exercise Price       at 7/31/99      Exercise Price
------------------------------------------------------------------------------------------------------------------------------

$0.10 - $0.16        560                8.9                $0.14               92                $0.12
$0.24 - $1.05        607                8.3                $0.57              111                $0.82
$1.09 - $1.09      2,572                8.3                $1.09            2,569                $1.09
$1.20 - $1.34        543                9.2                $1.26              543                $1.26
$1.42 - $2.47        274                9.5                $1.88              274                $1.87
$2.66 - $2.66          7                9.9                $2.66                7                $2.66
$2.72 - $2.72         93                9.8                $2.72               93                $2.72
$2.75 - $2.75        386                6.2                $2.75              386                $2.75
$2.94 - $2.94         46                9.8                $2.94               46                $2.94

------------------------------------------------------------------------------------------------------------------------------
                   5,088                8.40               $1.16            4,121                $1.35

------------------------------------------------------------------------------------------------------------------------------

EMPLOYEE STOCK PURCHASE PLAN In October 1996, the Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "ESPP") which authorizes the issuance of 500,000 shares of Common Stock. The purpose of the ESPP is to provide eligible employees of the Company with a means of acquiring common stock of the Company through payroll deductions. The plan consists of four six-month purchase periods in each two year offering period. Shares may be purchased under the ESPP at 85% of the lesser of the fair market value of the common stock on the grant or purchase date. During fiscal 1999, 348,260 shares were sold through the ESPP.

In December 1998, the Board of Directors adopted the 1998 Employee Stock Purchase Plan which authorizes the issuance of 1,000,000 shares of Common Stock. At July 31, 1999 all 1,000,000 shares were available for purchase under the ESPP.

PRO FORMA INFORMATION The company applies APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for the stock compensation plans (the Plans) described above. Accordingly, no compensation cost has been recognized for the Plans. If compensation cost for the Plans had been determined consistent with FAS No. 123 "Accounting for Stock-Based Compensation", the Company's net income (loss) and earnings (loss) per share would have been adjusted to the pro-forma amounts indicated below. (in thousands, except per share amounts):

                                                                      1999          1998           1997
------------------------------------------------------------------------------------------------------------------------------
Years Ended July 31,

Net income (loss) attributable to common stockholders                $(10,066)      $(4,154)        $ 93
Net income (loss) attributable to common stockholders - Pro forma    $(14,138)      $(8,946)     $(2,326)
Basic and diluted net income (loss) per common share                 $(0.34)        $(0.15)        $0.00
Basic net income (loss) per common share - Pro forma                 $(0.47)        $(0.33)       $(0.12)
Diluted net income (loss) per common share - Pro forma               $(0.47)        $(0.33)       $(0.10)

Because the method of accounting prescribed by FAS 123 has not been applied to options granted prior to August 1, 1995, and because the Black-Scholes option valuation model was developed for traded options and requires the input of subjective assumptions, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for 1999, 1998 and 1997: risk-free interest rate 6.04% for 1999, 5.70% for 1998 and 6.46% for 1997, dividend yields of 0%, volatility factors of the expected market price of the Company's Common Stock of 75% for 1999, 75% for 1998 and 50% for 1997, and a weighted average expected life of an option of four years. The Company has also estimated the fair value for the purchase rights issued under the Company's Employee Stock Purchase Plan, under the Black-Scholes valuation model using the following assumptions for 1999 and 1998: risk free interest rate 6.04% and 5.25%, respectively, dividend yields of 0%, volatility factors of the expected market price of the Company's Common Stock of 75% and 75%, respectively, and a weighted average expected life of two years and six months respectively.

The weighted average fair value of options granted during fiscal 1999, 1998 and 1997 was $1.81, $3.60 and $5.87, respectively.

COMMON STOCK WARRANTS In July 1996, the Company agreed to issue a warrant to purchase 280,000 shares of its Common Stock at $2.75 per share to one of its Series C stockholders in exchange for rights to certain technology. These warrants were subsequently issued in August 1996. The aggregate value of the warrant was estimated by the Company at $175,000 and is being accounted for as purchased technology. The warrant is exercisable immediately and expires at the earlier of August 2001 or the acquisition of the Company by another entity. The purchased technology is being amortized over its estimated life.

NOTE 6. COMMITMENTS The Company leases its facilities under operating leases that expire at various dates through April 2006. The leases provide for escalating lease payments.

Future minimum lease payments, at July 31, 1999 were as follows (in thousands):


                                                                                              Operating
                                                                                                 Leases
------------------------------------------------------------------------------------------------------------------------------
Fiscal year ending July 31,

2000                                                                                             $1,405
2001                                                                                              1,412
2002                                                                                              1,416
2003                                                                                              1,005
2004                                                                                              1,085
Thereafter                                                                                        2,191
------------------------------------------------------------------------------------------------------------------------------
Total minimum lease payments                                                                     $8,514
------------------------------------------------------------------------------------------------------------------------------

Total rent expense was approximately, $1,161,000, $1,246,000 and $448,000 for the years ended July 31, 1999, 1998 and 1997, respectively. The fiscal 1997 rental expense was offset by sublease income of approximately $97,000.

NOTE 7. OTHER INCOME (EXPENSE)


                                                                      1999          1998           1997
------------------------------------------------------------------------------------------------------------------------------
Years Ended July 31, (in thousands)

Interest income                                                     $1,214        $1,158           $882
Interest expense                                                       (17)          (43)           (21)
Other expense, net                                                     (55)          (38)           (41)
Realized gains                                                       2,650            --             --
Miscellaneous income                                                    76            --             --
------------------------------------------------------------------------------------------------------------------------------
Total other income, net                                             $3,868        $1,077           $820
------------------------------------------------------------------------------------------------------------------------------

NOTE 8. INCOME TAXES The income tax provision for the years ended July 31, 1999, 1998 and 1997 is summarized as follows (in thousands):


                                                                      1999          1998           1997
------------------------------------------------------------------------------------------------------------------------------

Years Ended July 31,

Current
Federal                                                                $--          $ 13           $ 27
State                                                                    3            26              7
Foreign withholding tax                                                712         1,125            797

------------------------------------------------------------------------------------------------------------------------------
                                                                      $715        $1,164           $831

------------------------------------------------------------------------------------------------------------------------------


Deferred tax assets are summarized as follows (in thousands):

                                                                                    1999           1998
------------------------------------------------------------------------------------------------------------------------------


July 31,

Net operating loss carryforwards                                                  $2,183          $ 818
Alternative minimum tax credit carryforwards                                          78             78
Research and development credit carryforwards                                        845            653
Foreign tax credit carryforwards                                                   1,343          1,632
Reserves and allowances                                                            1,714            406
Research and development                                                             (63)           182
SoftMagic                                                                           (241)            --
Unrealized holding gain                                                             (532)            --

------------------------------------------------------------------------------------------------------------------------------
Total deferred tax assets                                                          5,327          3,769
Deferred tax asset valuation allowance                                            (5,327)        (3,769)

------------------------------------------------------------------------------------------------------------------------------
                                                                                    $  --          $   --

------------------------------------------------------------------------------------------------------------------------------

Except for fiscal 1997, the Company has incurred losses from inception through fiscal 1999. Management believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at July 31, 1999 and 1998.

A reconciliation of the income tax provision to the amount computed by applying the statutory federal income tax rate to income (loss) before income tax provision is summarized as follows (in thousands):


                                                                      1999          1998           1997
------------------------------------------------------------------------------------------------------------------------------

Years Ended July 31,

Amounts computed at statutory federal rate                         $(1,739)      $(1,017)          $314
Foreign withholding taxes                                              712         1,125            797
In-process research and development not deductible                     ---           288            247
Utilization of foreign tax credits                                      --          (190)          (633)
Utilization of tax loss carryforwards                                   --          (359)          (448)
Future benefits not currently recognized                             1,742         1,317            554

------------------------------------------------------------------------------------------------------------------------------
                                                                     $ 715        $1,164           $831

------------------------------------------------------------------------------------------------------------------------------

At July 31, 1999, the Company has approximately $6,000,000 of Federal loss carryforwards and $845,000 of federal and state research and development credit carryforwards, $1,343,000 of foreign tax credit carryforwards and $78,000 of alternative minimum tax credit carryforwards.

NOTE 9. NET INCOME (LOSS) PER SHARE In accordance with disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted net income per share calculations is provided as follows (in thousands, except per share amounts):


                                                                     Six Months Ended                  Years Ended July 31,

                                                              1/31/200        1/31/1999          1999        1998        1997
------------------------------------------------------------------------------------------------------------------------------

Net income (loss) attributable to common stockholders        $(10,340)         $(5,176)        $(10,066)    $(4,154)    $ 93

------------------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding (denominator)
used to compute basic earnings per common share                32,546           29,335            29,970     27,224   19,030
Shares issuable upon exercise of options and warrants            ----             ----                --         --    1,164
Weighted average preferred shares as if converted               -----             ----                --         --    3,068

------------------------------------------------------------------------------------------------------------------------------
Denominator used to compute diluted earnings per share         32,546           29,335            29,970     27,224   23,262

------------------------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share                                $(0.32)          $(0.18)          $ (0.34)   $ (0.15)   $0.00
Diluted earnings (loss) per share                              $(0.32)          $(0.18)          $ (0.34)   $ (0.15)   $0.00

As a result of net loss incurred by the Company in fiscal 1999 and 1998, potential common share attributable to mandatorily redeemable preferred stock, stock options and warrants were antidilutive and were excluded from net loss per share calculations.

NOTE 10. BUSINESS SEGMENTS In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement of Financial Accounting Standards No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has adopted the provisions of Statement of Financial Accounting Standards No. 131 in connection with the preparation of its financial statements for the fiscal year ending July 31, 1999 and has determined it has one reportable segment. The Company markets its products to customers in North America, Asia and Europe. The Company's customer base consists primarily of large OEMs in the PC market and selected distributors in North America, Asia and Europe which primarily market to the retail channel.

Revenue information by geographic region is as follows (in thousands):


                                                                      1999          1998           1997
------------------------------------------------------------------------------------------------------------------------------

Years Ended July 31,

North America                                                      $12,366       $11,714        $ 7,176
Japan                                                                7,134         9,888          7,304
Other International                                                  1,223           739          1,153

------------------------------------------------------------------------------------------------------------------------------
                                                                   $20,723       $22,341        $15,633

------------------------------------------------------------------------------------------------------------------------------

NOTE 11. RECENT ACCOUNTING PRONOUNCEMENTS In June 1998, the Financial accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters beginning with the quarter ending June 30, 1999. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the effective date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 deferred the effective date until the first fiscal quarter commencing after June 15, 2000. The Company will adopt SFAS 133 in its quarter ending October 31, 2000 and does not expect such adoption to have an impact on the Company's results of operations, financial position or cash flows.

NOTE 12. RESTRUCTURING In the first quarter of fiscal 1999, the Company implemented a restructuring program for the purpose of consolidating the majority of engineering and development work at existing facilities in Nashua, New Hampshire. As part of this program, the Company implemented a reduction in force of approximately 40 positions that primarily affected the engineering group located at the San Jose, California facility. The severance charge was $210,000. The plan was completed at the end of February 1999. As of July 31, 1999, there was no unused balance.

Also as part of the restructuring, the Company vacated a portion of the San Jose, California facility, as well as a facility in Nashua, New Hampshire. The restructure charge for this was $558,000. The unused balance as of July 31, 1999 was $331,000.

NOTE 13. SUBSEQUENT EVENTS (UNAUDITED) On Aug. 24, 1999, the Company entered into a definitive agreement to acquire ProxiNet, Inc., headquartered in Emeryville, California, for 5,200,000 shares of Common Stock to be issued in exchange for all issued and outstanding preferred and common shares of ProxiNet Inc., and assumption of all outstanding ProxiNet stock options. The merger was finalized in fiscal quarter ending October 31, 1999, and as a result, the Company incurred a one-time charge of $4,218,000 for in-process research and development for ProxiNet's products which have not yet reached technological feasibility. The ProxiNet acquisition has been accounted for as a purchase. The total purchase price of approximately $17,384,000 (including liabilities of $2,070,000), was assigned, based on independent appraisal, to the fair value of the assets acquired, including $676,000 to tangible assets acquired, $3,378,000 to identified intangible assets, $4,218,000 to in process research and development, and $9,112,000 to goodwill. The in-process research and development was expensed at the acquisition date.

The value assigned to acquired in-process research and development was determined by identifying research projects in areas for which technology feasibility had not been established as of the acquisition date. These include projects for ProxiWare and ProxiWeb technology. The value was determined by estimating the revenue contribution and the percentage of complete of each of these products. The projects were deemed to be 55% complete on the date of acquisition. The net cash flows were then discounted utilizing a weighted average cost of capital of 27.5%. This discount rate takes into consideration the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology, and the uncertainty of technological advances that could potentially impact the estimates described above. Revenues were projected to be generated in fiscal 2000 for the products in development at the acquisition date. If these projects are not successfully developed our future revenues and profitability may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

The following unaudited pro forma consolidated financial information reflects the results of operations for the six months ended January 31, 2000, as if the acquisition had occurred on August 1, 1999 and after giving effect to purchase accounting adjustments but excluding the impact of write offs of acquired in-process technology. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on August 1, 1999 and may not be indicative of future operating results (in thousands, except per share data).


                                                                 Six months ended January 31, 2000
Pro forma revenue                                                                  $13,773

Pro forma net loss                                                                 $(5,049)

Pro forma basic and diluted loss per share                                         $(0.13)

On March 16, 2000 we completed a private placement of approximately 1,068,000 shares of common stock for approximately $82,000,000 in gross proceeds.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Puma Technology, Inc.:

As described in Note 1, on February 24, 2000, Puma Technology, Inc. merged with NetMind Technology, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the merger of Puma Technology, Inc. with NetMind Technology, Inc.. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interest method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Puma Technology, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Puma Technology, Inc. and its subsidiaries at July 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP


San Jose, California
August 20, 1999, except as to the pooling of interests with NetMind Technologies, Inc., which is as of February 24, 2000, and the common stock split discussed in Note 1, which is as of March 22, 2000.